PRINT/MAIL SERVICE CONTRACT

Contract #:	P-0906001

Customer:	Homeowners of America Insurance Company 1333 Corporate Drive Suite 325 Irving, IX 75038

Effective/Expiration:	September 1, 2006 – February 28, 2007

Service Schedule:	□ PRINT □ STUFF/MAIL

1. Services Provided to Customer. PRIMORIS Services LLC (“PRIMORIS”) will provide services as listed in the Service Schedule above.

1.1 Reporting of Work Completed. PRIMORIS will provide a report at the close of each work day of all items printed, stuffed and mailed to Customer, by email or on-demand via the world wide web-.

1.2 Work Days. PRIMORIS will produce and mail documents on all weekdays beginning on the effective date and ending on the expiration date of this contract: Monday through Friday, except on all holidays observed by the U.S. Postal Service where mail service is unavailable.

1.3 Force Majeure. In the event that PRIMORIS cannot complete work due to circumstances reasonably beyond its control, (such as but not limited to severe weather, fire, acts of God, war, riot, insurrection, or failure of necessary equipment), PRIMORIS will notify Customer within one business day of such force majeure events and will give Customer its best estimate for resumption of services, PRIMORIS will notify Customer immediately upon resumption of services.

1.4 Customer Provided Supplies. Customer will supply all envelopes to be used in mailing the documents produced as work-product of this contract. PRIMORIS will notify Customer when supplies reach a level estimated to last less than one week’s work-product. If Customer does not provide sufficient supplies, PRIMORIS reserves the right to purchase these supplies elsewhere and bill Customer the total cost of the supplies.

1.5 Audit Rights. Customer may request to audit PRIMORIS records of services provided, by providing PRIMORIS two business days written notice of any such audit, to include all internal records related to PRIMORIS provision of services.

1.6 Sample Documents. Customer may request up to 50 “sample” documents (reprints of actual mailed documents, selected by Customer) as part of any audit, at no charge. PRIMORIS will ship all sample documents to Customer at Customer’s expense. PRIMORIS will charge the per document fee for all documents over 50 that are requested while this contract is in force.

1.7 Rework. PRIMORIS will reprint any documents that are damaged during the printing or mailing process while at PRIMORIS’ facility, at no charge to Customer. All other rework requests, for any reason, will be billable work-product.

2. Billing and Payments. PRIMORIS will send a statement to Customer on the first of each month for the preceding calendar month’s work. Payment is due on receipt of the statement by Customer, and will be considered late if payment is not received by PRIMORIS by the 156 day of the month in which the statement is sent.

2.1 Late Charges. Any late payment is subject to a late charge of 1.5% of the outstanding unpaid balance of all statements.

3. Termination.

3.1 Early Termination. Either Customer or PRIMORIS may terminate this contract by providing the other party 30 days written notice.

3.2 Termination for non-payment. PRIMORIS may terminate this contract if Customer is over 60 days delinquent on any payment, by providing 10 days notice of termination to Customer.

4. Proprietary Protection of Materials. All work-product produced by PRIMORIS for Customer is the proprietary property of Customer. PRIMORIS will exercise care and treat all- work-product as the confidential property of Customer. PRIMORIS will respect Customers privacy policy, insured’s privacy rights, and applicable law regarding all work-product.

4.1 Ongoing Obligations. PRIMORIS agrees not to share, sell, or otherwise disclose any proprietary information, customer list, or documents or other property of Customer to any third party. This obligation will survive the expiration date of this contract.

5. Limitation of Liability. PRIMORIS WILL NOT BE LIABLE FOR THE CONTENTS, ACCURACY, LEGALITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY WORK-PRODUCT AS A RESULT OF THE SERVICES PROVIDED TO CUSTOMER. CUSTOMER IS SOLELY AND WHOLELY RESPONSIBLE FOR THE ENTIRE CONTENTS OF ANY DOCUMENTS PRODUCED BY PRIMORIS AS PART OF THE SERVICES PROVIDED IN THIS CONTRACT,

5.1 Exclusion. In no event shall PRIMORIS be liable for: any loss of profits; any cover damages; and incidental, special, exemplary, or consequential damages; or any claims or demands brought against Customer with respect to work-product produced as part of this contract, even if PRIMORIS has been advised of the possibility of such claims or demands.

5.2 Third Party Actions. PRIMORIS will not be liable for the actions of any third party, including the US Postal Service, resulting in the non-delivery, destruction, or damage to the documents mailed as work-product of this contract.

5.3 Remedies. Rework (section 1.7) is the only liability and remedy offered in this contract by PRIMORIS to Customer.

6. Use of Policy Tracking System. Customer grants PRIMORIS limited rights to use the Policy Tracking System (PTS) in providing the services in this contract. This contract in no way modifies, limits, or expands the license rights, obligations, or terms of any contract between Customer and 1DMI, the licensor of the PTS system.

7. General.

7.1 Assignment. No portion of this contract may be assigned or transferred by Customer and any attempt to do so shall be null and void.

7.2 Partnership. Nothing herein contained shall be construed as creating a partnership or joint venture by or between Customer and PRIMORIS.

7.3 Binding Agreement. This contract shall be binding upon and inure to the benefit of both Customer and PRIMORIS and their respective successors and assigns.

7.4 Severability. Any provision of this contract held or determined by a court (or other legal authority) of competent jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (i) invalidating the remaining provisions of this Agreement in that jurisdiction or (ii) affecting the legality, validity or enforceability of such provision in any other jurisdiction.

7.5 Captions Headings. Captions and paragraph headings used in this contract are for convenience only and shall not be used to interpret any provision hereof.

7.6 Entire Agreement. This contract constitutes the entire agreement and understanding of both Customer and PRIMORIS with respect to the subject matter hereof, and is intended as both parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, and may be amended or modified only by an instrument in writing signed by both Customer and PRIMORIS.

7.7 Remedies, Cumulative and Nonexclusive. Unless otherwise stated herein, all remedies provided for in this contract shall be cumulative, nonexclusive and in addition to, but not in lieu of, any other remedies available to either party at law, in equity, or otherwise.

7.8 Governing Law. This contract shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement the day and year first above written,

PRIMORIS SERVICES LLC		CUSTOMER

By:	/s/ Steven G. Berman	By:	/s/ Alvin M. Johnston

Name:	Steven G. Berman	Name:	Alvin M. Johnston

Title:	Managing Partner	Title:	Exec. V.P.

Date:	August 30, 2006	Date:	August 30, 2006

CONTRACT ADDENDUM

Contract # P-1106001 (Print & Mail)

Date: August 17, 2012

This Contract Addendum modifies contract # P-1106001 (“Original Agreement”) between HOAIC (“Customer”) and Primoris Services LLC (collectively known as “The Parties”), by mutual agreement of The Parties, The Original Agreement is hereby incorporated by reference,

1.	Term and Termination; Automatic Renewal. The Original Agreement’s term and termination provisions are superseded by the following:

“This contract shall continue in force after the original expiration date and shall automatically renew for an unlimited number of one year periods (Renewal Period’), with the first Renewal Period effective on the expiration date of the contract. Early termination by mutual written agreement of The Parties shall be immediately binding upon both Primoris and Customer.”

2.	Continuity of Obligations; Early Termination. All terms and conditions of the Original Agreement shall be considered to have remained in force during the interceding Renewal Periods between the Original Agreement expiration date and the above date of this Contract Addendum, while Primoris has been performing services described under the Original Agreement. Customer may terminate the Original Agreement at any future date before the end of the original term or before the end of any future one year renewal period, by fulfilling the early termination provisions set forth in the Original Agreement. All fees due to Primoris must be paid in full by Customer before such early termination is binding upon Primoris.

3.	Modification of Original Agreement Pricing. Primoris retains the right to modify the pricing structure, charges or fees set forth in the Original Agreement from time to time, at its sole discretion. Primoris shall notify Customer of such changes at least 30 days prior to taking effect.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement the day and year first above written,

PRIMORIS SERVICES LLC		CUSTOMER

By:	/s/ Steven G. Berman	By:	/s/ Debbie Carter

Name:	Steven G. Berman	Name:	Debbie Carter

Title:	Managing Partner	Title:	Sr. V.P.

Date:		Date:	9/11/12

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